Exhibit 5.2

[Letterhead of Richards, Layton & Finger, P.A.]

September 5, 2012

To Each of the Parties Listed
 on Schedule A Attached Hereto

Re:	John Deere Owner Trust 2012-B

Ladies and Gentlemen:

We have acted as special Delaware counsel to John Deere Owner Trust 2012-B, a statutory trust existing under the laws of the State of Delaware (the “Trust”), in connection with the transactions contemplated by (i) the Trust Agreement, dated as of September 4, 2012 (the “Trust Agreement”), between John Deere Receivables, Inc., a Nevada corporation, as depositor (the “Depositor”), and Wells Fargo Delaware Trust Company, N.A., a national banking association, as owner trustee (the “Owner Trustee”), and (ii) the Indenture, dated as of September 5, 2012 (the “Indenture”), between the Trust and U.S. Bank National Association, a national banking association, as indenture trustee (the “Indenture Trustee”).  This opinion is being delivered to you at your request.  Capitalized terms used herein and not otherwise defined are used as defined in, or by reference in, the Trust Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

We have examined originals or copies of the following documents:

(a)	The Trust Agreement;

(b)	The Indenture;

(c)	The Sale and Servicing Agreement;

(d)	The Administration Agreement (the documents identified in paragraphs (b) through (d) above being collectively referred to herein as the “Trust Documents”);

(e)	The Certificate being issued by the Trust on the date hereof (the “Certificate”);

(f)	The Notes being issued by the Trust on the date hereof (the “Notes”);

To Each of the Parties Listed
 on Schedule A Attached Hereto
September 5, 2012

(g)
A certified copy of the certificate of trust of the Trust (the “Certificate of Trust”), which was filed with the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on September 4, 2012; and

(h)	A Certificate of Good Standing for the Trust, dated September 5, 2012, obtained from the Secretary of State.

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein, and we have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.  We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, it is our opinion that:

1.           The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Act”).

2.           The Trust has the power and authority, pursuant to the Trust Agreement and the Act, to execute, deliver and perform its obligations under the Trust Documents, to issue the Notes and the Certificate and to grant the Trust Estate to the Indenture Trustee as security for the Notes.  The Trust Agreement authorizes the Trust to execute and deliver the Trust Documents, to issue the Notes and the Certificate and to grant the Trust Estate to the Indenture Trustee as security for the Notes.  The Trust has duly executed and delivered the Trust Documents and the Notes.

3.           The Certificate has been validly issued and is entitled to the benefits of the Trust Agreement.

4.           Under the Act, the Trust is a separate legal entity and, assuming that the Sale and Servicing Agreement conveys good title to the Trust property to the Trust as a true sale and not as a security arrangement, the Trust rather than the Certificateholder will hold whatever title to the Trust property as may be conveyed to it from time to time pursuant to the Sale and Servicing Agreement, except to the extent that the Trust has taken action to dispose of or otherwise transfer or encumber any part of the Trust property.

5.           Under Section 3805(b) of the Act, no creditor of the Certificateholder shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the property of the Trust except in accordance with the terms of the Trust Agreement.

To Each of the Parties Listed
 on Schedule A Attached Hereto
September 5, 2012

6.           The Trust Agreement is a legal, valid and binding obligation of the Depositor and the Owner Trustee, enforceable against the Depositor and the Owner Trustee, in accordance with its terms.

The foregoing opinions are subject to the following exceptions, qualifications and assumptions:

A.           We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction.  The foregoing opinions are limited to the laws of the State of Delaware currently in effect.  We express no opinion with respect to (i) federal laws, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended and the Investment Company Act of 1940, as amended, (ii) state insurance, tax, securities or blue sky laws, or (iii) laws, rules and regulations relating to the particular nature of the Trust assets.

B.           The opinions in paragraphs 4, 5 and 6 are subject to (i) applicable bankruptcy, insolvency, liquidation, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), (iii) the effect of applicable public policy with respect to provisions relating to indemnification or contribution, and (iv) judicial imposition of an implied covenant of good faith and fair dealing.

C.           We have assumed (i) except to the extent provided in paragraph 1 above, the valid existence of each party to the documents examined by us under the laws of the jurisdiction governing its organization, (ii) except to the extent provided in paragraph 2 above, that each party has the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) except to the extent provided in paragraphs 2 and 3 above, that each party has duly authorized, executed and delivered the documents examined by us, (v) that each party has complied with all of the obligations and satisfied all of the conditions on its part to be performed or satisfied pursuant to the documents examined by us (vi) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended, (vii) that the execution, delivery and performance of the documents examined by us by each of the parties thereto does not and will not violate or require any consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action under, any agreement, indenture or instrument to which it is a party or by which it is bound or any provision of any law, rule, regulation, judgment, order, writ, injunction or decree of any court or governmental authority applicable to it or any of its property and (viii) that the Trust derives no income from or connected with sources within the State of Delaware and has  no assets, activities (other than having a trustee and the filing of documents with the Secretary of State) or employees in the State of Delaware.

To Each of the Parties Listed
 on Schedule A Attached Hereto
September 5, 2012

D.           We have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies or forms, the genuineness of all signatures and that all documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinions as stated herein.

E.           We do not express any opinion as to the creation, attachment, perfection or priority of any security interest or the nature or validity of title to any property.

F.           We have not participated in the preparation of any offering materials with respect to the Notes or the Certificate and assume no responsibility for their contents.

G.           Notwithstanding any provision in the Trust Agreement or any Trust Document to the contrary, we note that upon the occurrence of an event of dissolution of the Trust, the Trust cannot make any payments or distributions to the beneficial owners of the Trust  until creditors' claims are either paid in full or reasonable provision for payment thereof has been made.

H.           With respect to the enforceability of the Trust Agreement, we express no opinion as to the enforceability of provisions that purport to (i) restrict any right that a party may have to apply for a judicial dissolution of the Trust, (ii) impose transfer restrictions on the Certificateholders to the extent that a transfer occurs by operation of law or (iii) bind a Person that is not a party to the Trust Agreement.

This opinion may be relied upon by you in connection with the matters set forth herein.  Without our prior written consent, this opinion may not be relied upon by or furnished to any other person or entity for any purpose; provided, however, copies of this opinion letter may be posted by the Administrator to a password protected website accessible by any non-hired “nationally recognized statistical rating organization” (an “NRSRO”) that provides to the Administrator the certification required by subsection (e) of Rule 17g-5 under the Securities Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this opinion letter confidential as contemplated by Rule 17g-5; provided, that no such NRSRO will be entitled to rely on this opinion letter, and each such NRSRO, by accessing a copy of this opinion letter, will be deemed to have agreed to comply with the terms of this sentence and not to provide copies of this opinion letter to any other person.

To Each of the Parties Listed
 on Schedule A Attached Hereto
September 5, 2012

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Depositor's Form 8-K in connection with the Registration Statement for the Notes.  In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

EAM/rmc

SCHEDULE A

ISSUER
John Deere Owner Trust 2012-B

DEPOSITOR
John Deere Receivables, Inc.

ADMINISTRATOR
John Deere Capital Corporation

OWNER TRUSTEE
Wells Fargo Delaware Trust Company, N.A.

INDENTURE TRUSTEE
U.S. Bank National Association

UNDERWRITERS
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Barclays Capital Inc.
RBC Capital Markets, LLC

RATING AGENCIES
Moody’s Investors Service, Inc.
Fitch Ratings